UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

December 5, 2005 (November 30, 2005)
Date of Report (Date of earliest event reported)

EGPI FIRECREEK, INC.
(Exact name of registrant as specified in its charter)

Nevada	000-32507	88-0345961

(State or other jurisdiction	(Commission File No.)	(IRS Employer
of incorporation)		Identification No.)

6564 Smoke Tree Lane
Scottsdale, AZ 85253

(Address of principal executive offices, including zip code)

Registrant's telephone number, including area code: (480) 948-6581

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions (see General Instruction A.2. below):

/   /         Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

/   /         Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)

/   /         Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))

/   /         Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

ITEM 8.01 OTHER EVENTS

     On November 22, 2005, greater than a majority of the Board of Directors of the Registrant approved a corporate restructuring and reorganization resulting in, among other things, certain changes to the executive offices and staff positions and the creation of certain committees (the “Reorganization”). The Reorganization became effective on November 30, 2005 and is intended to more effectively align the Company in anticipation of growth in its domestic and international oil production. As a result of the Reorganization, the position of Chief Executive Officer has been eliminated and the Registrant’s former Chief Executive Officer has been suspended.

     It is intended that the Reorganization will allow the executive management to focus more precisely on operations with less bureaucracy and stifling bottlenecks to more effectively deal with critical timelines. The Reorganization calls for the creation of specific related executive and finance committees, which will collectively streamline operations and allow pertinent business and finance matters to move through a more efficient and deliberative process for recommendation to the Board of Directors. Each committee will be comprised of a variety of specific talents with the expertise needed to effectively address certain oil and gas matters, as well as finance issues that require Board approval.

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this Current Report on Form 8-K to be signed on its behalf by the undersigned thereunto duly authorized.

EGPI FIRECREEK, INC.
(formerly Energy Producers, Inc.)

	By:	/s/ Dennis R. Alexander
Chairman and Chief Financial Officer

December 5, 2005

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